Exhibit 10.37

Loan (Credit) Contract of Maximum Amount of RMB 7,000,000, with a term from May 3, 2010 to May 26, 2013, between Changzhou City Wujin Best Appliances Co., Ltd. and Jiangsu Wujin Rural Commercial Bank, by mortgaging the land.